Exhibit 10.1

Execution Version

PRE-ORDER PURCHASE ORDER No CFR21-001

DATED 11 OCTOBER 2021

Parties:	This Purchase Pre-Order (the “Pre-Order”) is entered as of 11 October 2021 (the “Effective Date”) by and between the following parties:

Bitfury Top HoldCo B.V., a Netherlands company with its address at Strawinskylaan 3051, 1077ZX Amsterdam, the Netherlands (“Bitfury”); and

Cipher Mining Technologies Inc., a Delaware corporation, with its principal place of business at 222 Purchase Street, #290, Rye, NY, 10580, USA (the “Customer”)

(together – the “Parties”).

Purpose	The Parties wish to set forth in this Pre-Order a framework and general parameters/specifications for firm orders of Servers and Equipment by Customer from Bitfury from time to time through mutual agreement and execution of one or more binding “Order Confirmations”. For the avoidance of doubt, the “Purchase Quantity”, “Purchase Price”, and “Delivery Terms” are indicative and do not create any legally binding commitment on the Parties unless and until confirmed by a mutually executed Order Confirmation. Each Order Confirmation shall be construed together with the terms of this Pre-Order (unless specifically altered in the Order Confirmation), being understood that each Order Confirmation (together with this Pre-Order) shall be construed as an independent binding contract.

Product Description:	Bitfury proprietary server producing 195TH/s (+-5%) of hashing power and consuming in the range of 6.3KWh-6.5KWh of electrical power (the “Server”).

Purchase Quantity:	The Servers will be supplied in monthly batches.

The quantity of each monthly batch will be determined and confirmed by Bitfury in each “Order Confirmation”. Always subject to section “Delays/Availability”, Bitfury will supply, and the Customer will purchase at least 4,000 Servers per month. If the monthly available quantity exceeds 4,000 Servers, Bitfury will notify

Execution Version

the Customer and the Parties may, upon mutual agreement, increase the quantity of the relevant monthly batch to up to 8,000 Servers.

Purchase Price:	The price of 1 (one) unit of Server shall not exceed USD6,250 (six thousand two hundred fifty US dollars) excluding VAT or any other taxes, and ExWorks. Subject to the preceding sentence, the final price per Server will be confirmed by Bitfury in each “Order Confirmation”. The aforementioned USD price cap shall, for the avoidance of doubt, apply solely for orders for Servers executed pursuant to this Pre-Order.

The total price of the Equipment shall be determined for each monthly batch of Servers by multiplying: (i) the number of Servers to be delivered per month pursuant to the relevant “Order Confirmation” by (ii) the price per Server set forth in the same “Order Confirmation” (the “Purchase Price”).

Payment Terms:	The Customer shall pay to Bitfury an advance payment in the amount of $10,000,000 (the “Pre-payment”) on or before 3rd business day following Effective Date of this Pre-Order.

The Purchase Price shall be paid for each monthly batch in accordance with the following schedule:

(a) 80% of the Purchase Price (less outstanding Pre-payment) shall be paid in advance not later than 6 (six) months before the relevant “Estimated Delivery Date”.
(b) 20% of the Purchase Price shall be paid in advance not later than 2 (two) months before the relevant “Estimated Delivery Date”.

Customer shall pay the Purchase Price in cleared funds at the time of payment as stated in this Pre-Order. Payment shall be made according to the instructions supplied in writing by Bitfury to the account notified by Bitfury in writing.

Bitfury shall be entitled to refuse or delay shipment of the Equipment that is the subject of any Order Confirmation if the Customer fails to pay any part of the Purchase Price in advance as described above.

Execution Version

Delivery Terms:

Subject to availability, the Equipment shall be delivered on a monthly basis in batches according to the following estimated delivery schedule (subject to Order Confirmation). The estimated delivery dates for each monthly batch are 30 June 2022; 30 July 2022; 30 August 2022; 30 September 2022; 30 October 2022; 30 November 2022; and 30 December 2022 (each an “Estimated Delivery Date”).

The Equipment shall be delivered ExWorks South Korea or Thailand, the exact address to be confirmed by Bitfury not later than two (2) months before the Delivery Date.

Customer shall notably be responsible and liable for customs clearance of the Equipment, taxes, delivery tracking, deployment, infrastructure and maintenance of the Equipment at its own expense.

Thirty (30) days before the relevant Estimated Delivery Date, Bitfury will provide a written notice to the Customer whereby Bitfury will either (a) confirm the exact delivery date for each monthly batch; or (b) determine a new Estimated Delivery Date; or (c) inform that the Equipment is unavailable (the “Order Confirmation”) (see example in Appendix 1).

Delays/Availability:	Cancellation due to late availability/unavailability. Customer acknowledges and agrees that the timelines are not fixed and the Servers may not be available due to circumstances which are outside of Bitfury’s control. If Bitfury moves the Estimated Delivery Date pursuant to paragraph (b) in the immediately above section to a date that is more than thirty (30) days after the original relevant Estimated Delivery Date, then the Customer shall have the right, but not the obligation, to cancel the relevant batch of Servers at its sole discretion and without liability. If Bitfury confirms that the Servers are unavailable pursuant to paragraph (c) in the immediately above section, then the relevant batch with respect to which Bitfury provides such confirmation shall automatically cancel without any further notice. In the event of cancellation or termination of the relevant batch of Servers hereunder, Bitfury shall fully refund the Purchase Price (including any Pre-payment) paid by the Customer for the cancelled batch. For the avoidance of doubt, cancellation of a specific batch hereunder shall not affect other batches which have been confirmed by the “Order Confirmation” pursuant to paragraph (a) in the immediately above section (if any) or otherwise are the subject of any executed Order Confirmation.

Execution Version

Termination due to failure to deliver. If Bitfury confirms the delivery date pursuant to paragraph (a) in the immediately above section, but fails to deliver the Equipment by that date, Bitfury shall have an additional thirty (30) days to satisfy the relevant delivery, and Bitfury shall take all such commercially reasonable remedial action as is practicable to ensure compliance with its obligations, including delivering the relevant Equipment within thirty (30) days of the originally confirmed delivery date, under the relevant Order Confirmation. If Bitfury fails to deliver the Equipment within the aforementioned thirty (30) days, then the Customer shall be entitled, and at its sole discretion, to terminate and rescind the relevant Order Confirmation without liability, in which case Bitfury shall have the obligation to refund the Purchase Price (including any Pre-Payment) paid by the Customer for any undelivered batch(es) or undelivered Servers.

The refunds as stipulated herein shall, once paid, be in full and final settlement of any claim, demand and/or payables against Bitfury and Bitfury shall have no other obligation or liability to the Customer in respect of any such rescinded or canceled Order Confirmation.

Breach:

Without prejudice and in addition to Bitfury’s other remedies prescribed under this Pre-Order or the applicable Law, if the Customer fails (whether in whole or in part) to timely fulfil its obligations under Clause “Payment Terms” Bitfury shall be entitled at its sole discretion to:

•  Adjust this Pre-Order (and the relevant Order Confirmation) and deliver only part of the Equipment equivalent to the amount paid (if any) by the Customer in accordance with the Payment Terms; or

•  Deliver the Equipment in full to the Customer and request payment of the full Price and for this purpose exercise any injunctive relief, specific performance or any other claim or remedy available under applicable Laws; or

•  Terminate the relevant Order Confirmation without any liability or obligation to deliver any Equipment over and above what would be covered by any Pre-Payment or other payment already made by the Customer to Bitfury in respect

Execution Version

of the relevant Order Confirmation. In such case, the Purchase Price (or part thereof) which has already been paid to Bitfury shall be non-refundable to the Customer.

In the event of Customer’s breach (whether in whole or in part) to timely fulfil its obligations under Clause “Payment Terms”, the Customer shall immediately pay to Bitfury, as liquidated damages of 0.3% of the delayed payment for each day of delay.

Warranty:

Bitfury warrants to the Customer that each Server is free from defects of workmanship and materials, and that under normal use and conditions, it will operate substantially in accordance with, and perform, the material functions and features as set out in the product description in this Pre-Order for a period of one year after the date of its delivery. Repair and replacement terms are defined under the relevant Equipment Purchase Agreement.

In addition to remedies provided for Customer in Clause 11 of the Equipment Purchase Agreement (Appendix 1 of the Agreement), if the total hashing power provided by a specific batch of Servers is less than stipulated in the “Product Description”, Bitfury shall be entitled to deliver additional Servers, at no additional cost to the Customer, so that the total hashing power output of the relevant batch equals to the amount indicated in the “Product Description”.

Terms & Conditions:	This Pre-Order is made under and a part of the Master Services and Supply Agreement, and the Equipment Purchase Agreement attached thereto, between the parties and dated 26 August 2021 (the “Agreement”), and the terms and conditions of the Agreement shall apply to this Pre-Order and any Order Confirmation. In the event of a conflict between the terms of the Agreement and any of this Pre- Order or any Order Confirmation, the terms of this Pre-Order or any Order Confirmation shall prevail.

Expiry of Offer:	This Order shall remain valid for acceptance for a period of fourteen business days from the date of its issuance whereupon, unless executed and delivered to Bitfury by Customer, it shall automatically terminate in its entirety without any continuing obligation or liability arising on the part of Bitfury whatsoever.

Execution Version

Confidentiality and Announcements	Notwithstanding anything to the contrary in the Agreement, the Customer shall be permitted to: (i) make public disclosure of such details related to this Pre-Order, any Order Confirmation, or the Agreement as it determines are necessary to satisfy its disclosure obligations as a public company under applicable law and regulation, including public filing of this Pre-Order, any Order Confirmation, or the Agreement on the Edgar website of the United States Securities and Exchange Commission; and (ii) disclose any Confidential Information in response to a request or demand of any regulator or self-regulatory organization of competent jurisdiction in respect of Customer.

Governing law	This Pre-Order, and any non-contractual rights or obligations arising out of or in connection with it, shall be governed by and construed in accordance with the laws of the state of New York and the federal laws of United States applicable therein, but without regard to conflict of laws provisions.

Bitfury Top HoldCo B.V.	Cipher Mining Technologies Inc.

Per:	Per:
Authorized Signatory	Authorized Signatory

Date: 12 October 2021| 12:02:49 CEST	Date: 11 October 2021

Execution Version

Appendix 1 – Form of Order Confirmation

This Order Confirmation is entered between Bitfury Top HoldCo B.V., a Netherlands company with its address at Strawinskylaan 3051, 1077ZX Amsterdam, the Netherlands (“Bitfury”); and Cipher Mining Technologies Inc., a Delaware corporation, with its principal place of business at 222 Purchase Street, #290, Rye, NY, 10580 USA (the “Customer”), pursuant to the Pre-Order CFR             (the “Pre-Order”) to confirm certain terms and conditions related to Purchase Quantity, Purchase Price and Delivery Terms for the Equipment that is the subject of the Pre-Order. Capitalized terms used herein but not defined below shall have the meanings given to them in the Pre-Order.

[This Order Confirmation is to inform you that Bitfury will not be able to fulfil the order set out in the Pre-Order, since the Equipment will not be available, and we hereby terminate the Pre-Order effective the date of this Confirmation].

[This Order Confirmation is to confirm that Bitfury would like to proceed with the order set out in the Pre-Order on the terms set forth below. This Order Confirmation, together with the Pre-Order and the Agreement (as defined in the Pre-Order), constitute the entire agreement between the parties in respect of the Equipment (and in the case of any conflict between this Order Confirmation and the Pre-Order or the Agreement, this Order Confirmation shall prevail and set forth the final terms of the sale and purchase agreed in the Pre-Order].

Product Description:	The Servers.
Purchase Quantity:	[●] Servers (the “Equipment”).
Purchase Price per Server:	The price of 1 (one) unit of Server shall be [●] USD excluding VAT or any other taxes, and delivered ExWorks.
The total price of the Equipment shall be determined as set forth in the Pre-Order, using the price per Server set forth above.
Payment Terms:	The Purchase Price shall be paid for each monthly batch in accordance with the schedule set forth in the Pre-Order.
Delivery Terms:	Equipment shall be delivered on a monthly basis in batches of [●] Servers per month.
The delivery schedule is as follows (each constituting the “Delivery Date”) for the respective month:

Execution Version

1. [30 June 2022] - [●] Servers
2. [30 July 2022] - [●] Servers
3. [30 August 2022] - [●] Servers
4. [30 September 2022] - [●] Servers
5. [30 October 2022] - [●] Servers
6. [30 November 2022] - [●] Servers
7. [30 December 2022] - [●] Servers
Terms & Conditions:	This Order Confirmation is made under and as part of the Master Services and Supply Agreement (the “Agreement”), and the Equipment Purchase Agreement attached thereto, dated August 26, 2021, and the terms and conditions of the Agreement shall apply to this Order Confirmation. In the event of a conflict between the terms of the Agreement and the terms contained in any this Order Confirmation, the terms contained in this Order Confirmation shall prevail over those contained in the Agreement.
Governing law	This Order Confirmation, and any non-contractual rights or obligations arising out of or in connection with it, shall be governed by and construed in accordance with the laws of the state of New York and the federal laws of United States applicable therein, but without regard to conflict of laws provisions.

Bitfury Top HoldCo B.V.		Cipher Mining Technologies Inc.

Per:		Per:
	Authorized Signatory		Authorized Signatory

Date:		Date: